EXHIBIT 99

For more information, contact: Barry Murov, (636) 733-1303 bmurov@relivinc.com

FOR IMMEDIATE DISTRIBUTION

Reliv International Buys All Reliv Shares
Held by The Paul and Jane Meyer Family Foundation

CHESTERFIELD, Mo., April 27, 2009 – Reliv International, Inc. (NASDAQ:RELV), a nutritional supplement and direct-selling company, today announced the purchase of 2,068,973 shares of Reliv common stock from The Paul and Jane Meyer Family Foundation.

Reliv paid an average price of $2.95 per share, or approximately $6.1 million total.  The purchase represents all of Reliv’s shares held by the Meyer Family Foundation.

“This share purchase is good for Reliv, our shareholders and distributors,” said Robert L. Montgomery, chairman, president and chief executive officer of Reliv.  “We were pleased to have the opportunity to purchase these shares, which became available because of the desire of the Foundation to liquidate its position in Reliv.”

Montgomery added, “The buyout reflects the board of directors’ and management’s confidence in Reliv’s future.  We view this purchase as a good investment and a sound use of corporate funds.”

About Reliv
Reliv International, Inc., based in Chesterfield, Mo., is a developer, manufacturer and marketer of a proprietary line of nutritional supplements.  Reliv supplements address essential daily nutrition, weight loss and targeted solutions such as energy and performance enhancement, digestive health, women’s health and anti-aging.  Reliv sells its products through an international network marketing system of approximately 67,500 independent distributors.  Additional information about Reliv International, Inc. can be obtained on the Web at www.reliv.com.

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